UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2015

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172647	46-3522381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Park Place, Suite 1401

Newark, New Jersey 07102

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On October 9, 2015, Neurotrope BioScience, Inc. (“Neurotrope BioScience”), a wholly-owned consolidated operating subsidiary of Neurotrope, Inc. (“Neurotrope”), executed a Services Agreement (the “Agreement”) with Worldwide Clinical Trials, Inc. (together with its affiliates, “WCT”), effective as of August 31, 2015. The Agreement relates to services for Neurotrope BioScience’s Phase 2b clinical study assessing the safety, tolerability and efficacy of bryostatin in the treatment of moderately severe to severe Alzheimer’s Disease (the “Study”). Pursuant to the terms of the Agreement, WCT will provide services to enroll approximately one hundred and fifty (150) Study subjects. Neurotrope and Neurotrope BioScience expect that the first Study site will be initiated during the fourth quarter of 2015. The total estimated budget for the services, including pass-through costs, is approximately $11.6 million. Neurotrope BioScience paid WCT an advance payment of $200,000 upon execution of the Agreement. On November 1, 2015, WCT will invoice Neurotrope BioScience for the following advance payments: (i) services fees of approximately $928,000, which will be due within ten (10) days of Neurotrope BioScience’s receipt of such invoice; (ii) pass-through expenses of approximately $268,000, which will be due within ten (10) days of Neurotrope BioScience’s receipt of such invoice; and (iii) investigator/institute fees of approximately $680,000, which will be due within twenty (20) days of Neurotrope BioScience’s receipt of such invoice. Neurotrope BioScience may terminate the Agreement without cause upon sixty (60) days’ prior written notice.

Unless earlier terminated under the provisions of the Agreement, the Agreement will expire upon WCT’s completed performance of the services thereunder (including delivery of all the deliverables) and WCT’s receipt of all payments from Neurotrope BioScience that are due under the Agreement. In addition to Neurotrope BioScience’s termination right described above, Neurotrope BioScience may terminate the Agreement immediately due to patient safety or regulatory request. Further, under the Agreement, either Neurotrope BioScience or WCT may terminate the Agreement if the other party materially breaches the Agreement and fails to cure such breach. Additionally, either Neurotrope BioScience or WCT may terminate the Agreement upon notice to the other party if the other party is adjudicated insolvent or petitions for relief under any insolvency, re-organization, receivership, liquidation, compromise, or any moratorium statute.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in its entirety into this Item 1.01 by reference.

Also, in connection with the execution of the Agreement, Neurotrope BioScience received consent and is negotiating a Statement of Work pursuant to its Technical License and Services Agreement with the Blanchette Rockefeller Neuroscience Institute (“BRNI”), the licensor of the technology being developed by Neurotrope. The Statement of Work must be entered into by November 1, 2015 (which date can be extended by mutual agreement of the parties), or BRNI’s consent to the Agreement shall be withdrawn.

Any statements contained in this report that do not describe historical facts may constitute forward-looking statements. The forward-looking statements include Neurotrope BioScience’s plans to carry out clinical studies for its product candidate and the scope of the services to be provided by WCT. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon Neurotrope BioScience’s current plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which Neurotrope BioScience has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, Neurotrope’s inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, significant government regulation of pharmaceuticals and the healthcare industry, volatility in the price of Neurotrope’s and/or Neurotrope BioScience’s raw materials, existing or increased competition, stock volatility and illiquidity, and Neurotrope’s and/or Neurotrope BioScience’s failure to implement their respective business plans or strategies. These and other factors are identified and described in more detail in Neurotrope’s filings with the SEC, including Neurotrope’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Neurotrope does not undertake to update these forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith:

(d) Exhibits.

Exhibit No.	Description
10.1*	Services Agreement between Neurotrope BioScience Inc. and Worldwide Clinical Trials, Inc., dated October 9, 2015 and effective as of August 31, 2015.

*	Confidential treatment has been requested for certain portions omitted from this Exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

Dated: October 15, 2015	By:	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer, Executive Vice President, Secretary and Treasurer